Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-61160) pertaining to the 1998 Stock Option Plan of GlobalSCAPE, Inc. and (Form S-8 No. 333-61180) pertaining to the 2000 Stock Option Plan of GlobalSCAPE, Inc. of our report dated February 27, 2004, except for Notes 5 and 10, as to which the date is March 30, 2004, with respect to the consolidated financial statements of GlobalSCAPE, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP

San Antonio, Texas
March 21, 2005